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File Number:     54381-6
Web  site:  www.lmls.com

October  12,  2000

LinuxWizardry  Systems,  Inc.
#185  -  10751  Shellbridge  Way
Richmond,  B.C.  V6X  2W8

Dear  Sirs/Mesdames:

LINUXWIZARDRY SYSTEMS, INC., FORMERLY FLAME PETRO-MINERALS CORP. (THE "COMPANY")

We are British Columbia counsel for the Company and refer to that amended Stock Option Plan of Flame Petro-Minerals Corp. adopted by the shareholders on March 15, 2000 ("Plan"). We also refer to a registration statement on Form S-8 (the "Registration Statement") being prepared and filed by the Company with the Securities and Exchange Commission pertaining to common shares of the Company (the "Shares") to be registered in connection with the Plan.

In giving this opinion we have reviewed the minute book of the Company, the Certificate of Good Standing for the Company issued by the British Columbia Registrar of Companies on September 26, 2000 and the Plan. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as authenticated copies and the accuracy and completeness of all information provided to us by offices of public record.

Our opinion is confined to the laws of British Columbia and the laws of Canada applicable in British Columbia.

Based on and relying upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:

1.     The Company is duly incorporated and validly existing at the date hereof;

2. When issued and paid for in accordance with the Plan, the Shares will be issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under "Legal Matters" in the Registration Statement.

Yours  truly,

/s/ LANG  MICHENER  LAWRENCE  &  SHAW